Exhibit 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 28, 2004, relating to the financial statements and financial statement schedules of Tribune Company, which appears in Tribune Company’s Annual Report on Form 10-K for the year ended December 28, 2003. We also consent to the incorporation by reference in this Registration Statement of our report dated June 23, 2004 relating to the financial statements of the Tribune Company Defined Contribution Retirement Plan, which appears in the Annual Report of the Tribune Company Defined Contribution Retirement Plan on Form 11-K for the year ended December 31, 2003.

/s/   PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Chicago, Illinois
August 16, 2004